EXHIBIT 77 to Lehman Brothers Income Funds Form NSAR 06/30/08

File Number: 81103802
CIK Number: 0000723620

SubItem 77C:

On January 15, 2008, Neuberger Berman, LLC, as the holder of shares representing a majority of the voting power, approved a change to Lehman Brothers Strategic Income
Funds fundamental policy on industry
concentration to clarify that the Fund will not be required to invest in the real estate industry.
The number of votes cast in favor of the change to the investment policy was 932,963.13.
There were no votes cast against the
change.

SubItem 77D:

There have been changes to the investment policies of certain series of Lehman Brothers
Income Funds that may be considered
material. Lehman Brothers Core Bond Funds principal investment policies were amended to permit the Fund to invest, as part of the Funds principal investment strategy, in nonU.S. dollardenominated debt securities, derivatives and municipal obligations.
Several changes were made to the principal investment policies and strategies of Lehman
Brothers Strategic Income Fund.  First, the
Fund will no longer be managed by an asset allocation committee and will no longer dedicate a portion of its assets to dividendpaying equity securities. Second, the Funds principal investment policies were amended to permit the Fund to (1) invest without limit in securities rated belowinvestmentgrade,
(2) invest without limit in foreign securities,
(3) invest in municipal obligations, and
(4) use derivatives for nonhedging purposes. Third, the Fund no longer has a targetaverage duration.
Fourth, the Fund also obtained shareholder approval to change its fundamental limitation on industry concentration to clarify that the Fund is not required to invest in the real estate industry.

SubItem 77Q1

The following amendment has been made to the Amended and Restated ByLaws Lehman
Brothers Income Funds:

Section 1 of Article III, which relates to the establishment of committees of the Trust, was amended to allow members of a committee to elect the chair and vicechair of that committee.